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                                                                   EXHIBIT 99.1


                                             PR NEWSWIRE RELEASED @ 4:23 PM EST


RELEASE: IMMEDIATE
CONTACT: DAVID P. HAYFORD
PHONE:   (770) 587-0888



                               BWAY CORPORATION
              PROPOSES TO MAKE A RULE 144A PRIVATE DEBT OFFERING


ATLANTA, GA, MARCH 25, 1997 - BWAY Corporation (NYSE:BY) announced today that it proposes to make a private offering of $100 million aggregate principal amount of senior subordinated notes due 2007. The net proceeds from this offering will be used primarily to repay outstanding indebtedness under the Company's existing Credit Agreement.

The senior subordinated notes that the Company proposes to offer have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws, and may not be offered or sold in the United States to, or for the account or benefit of, any U.S. Person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the senior subordinated notes the Company proposes to offer are expected to be resold by the initial purchasers pursuant to Rule 144A under the Securities Act.

BWAY Corporation is a leading manufacturer of steel containers for the general line segment of the North American metal container industry.